Exhibit 4.1
CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF
THE 7% CLASS B CONVERTIBLE PREFERRED STOCK
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     XO Holdings, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”) has duly approved and adopted the following resolution on July 24, 2008 (the “Resolution”):
     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, and Section 151 of the DGCL, the Board of Directors does hereby designate, create, authorize and provide for the issue of one series of convertible preferred stock, which shall be designated as 7% Class B Convertible Preferred (liquidation preference of $1,000 per share plus any adjustment as provided herein) in an amount not to exceed 582,750 shares, having the designations, preferences, relative, participation, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:
     (a) Designation.
     There is hereby created out of the shares of authorized and unissued preferred stock of the Company (the “Preferred Stock”) a series of 7% Class B Convertible Preferred Stock designated as the “7% Class B Convertible Preferred Stock”. The number of shares constituting such series shall not exceed 582,750. The liquidation preference at any date of the 7% Class B Convertible Preferred Stock shall be determined as provided in paragraph (d)(i) hereof (the “Liquidation Preference”).
     (b) Ranking.
     (i) With respect to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, the 7% Class B Convertible Preferred Stock shall rank on a parity with the 9.5% Class C Non-Convertible Preferred Stock and senior to the common stock of the Company, par value $.01 per share (the “Common Stock”) and the 6% Class A Convertible Preferred Stock.
     (ii) The 7% Class B Convertible Preferred Stock shall, with respect to rights to participate in distributions or payments in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, rank (i) senior to each other class or series of capital stock outstanding or established hereafter by the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the 7% Class B Convertible Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company (collectively, together with the 6% Class A Convertible Preferred Stock, and the Common Stock referred to as “Junior Shares”); (ii) on a parity with each other class or series of preferred stock established on or after the date hereof by the Company the terms of which expressly provide that such class or series will rank on a parity with the 7% Class B Convertible Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company (collectively, together with the 9.5% Class C Perpetual Preferred Stock, referred to as “Parity Shares”); and (iii) junior to each other class or series of preferred stock established after the date hereof by the Company the terms of which expressly provide that such class or series will rank senior to the 7% Class B Convertible Preferred Stock as to rights on any voluntary or involuntary liquidation, winding up or dissolution of the Company (collectively referred to as “Senior Shares”).
     (c) Dividends.
          (i) On March 31, June 30, September 30 and December 31 of each year during which any shares of 7% Class B Convertible Preferred Stock are outstanding (each a “Dividend Payment Date”), the Liquidation Preference shall be adjusted pursuant to paragraph (d)(i) below for each such Dividend Payment Date (a “Liquidation Preference Adjustment”). However, in lieu of any such Liquidation Preference Adjustment on any such Dividend Payment Date, the Board of Directors may, at its sole discretion, cause a dividend with respect to the 7% Class B Convertible Preferred Stock to be paid in cash to the Holders in an amount equal to 1.75% of the Liquidation Preference (the “Dividend Payment”). For the avoidance of doubt, in no event shall the Board of Directors cause a partial Dividend Payment to be made on any Dividend Payment Date.
          (ii) If any shares of 7% Class B Convertible Preferred Stock are outstanding, unless the full amount of the next Dividend Payment has been declared and a sum sufficient to pay it in full in cash has been set apart for payment, no dividends shall be declared or set apart for payment on any Junior Shares.
     (d) Liquidation Preference.
     (i) On the Issue Date the Liquidation Preference shall be $1,000 per share and thereafter the Liquidation Preference shall be adjusted as provided in this paragraph (d)(i). On each Dividend Payment Date for which a Dividend Payment is not paid in cash to the Holders as provided in paragraph (c)(i) above, the Liquidation Preference shall be increased by an amount equal to 1.75% of the then current Liquidation Preference per share, until the earlier of (x) the Redemption Date of such share unless the Company defaults in the payment of the redemption price, (y) the date such share is converted as provided in paragraph (j), and (z) the date an event referred to in paragraph (d)(ii) occurs; provided that the Liquidation Preference Adjustment or Dividend Payment, as the case may be, shall be pro rated for the period of time between the Issue Date and the first Dividend Payment Date.
     (ii) In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, the Holders of shares of 7% Class B Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, an amount in cash equal to the Liquidation Preference (as adjusted in paragraph (d)(i) above) at such time before any payment shall be made or any assets distributed to the holders of any of the Junior Shares but only after any payment shall be made or any assets distributed to the holders of any of the Senior Shares. Except as provided in the preceding sentence, Holders of shares of 7% Class B Convertible Preferred Stock shall not be entitled to any distribution in the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company. If the available assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding Senior Shares, if any, then the holders of all 7% Class B Convertible Preferred Stock and all Parity Shares, if any, and all Junior Shares shall not be entitled to any distribution of any available assets of the Company. If the available assets of the Company are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of 7% Class B Convertible Preferred Stock and all Parity Shares, if any, then the holders of all such shares shall share equally and ratably in such distribution of assets in proportion to the full applicable Liquidation Preference at such time and the full applicable liquidation preferences of all Parity Shares at such time.
     (iii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more entities shall be deemed to be any voluntary or involuntary liquidation, winding up or dissolution of the Company.
     (iv) Except as expressly provided in paragraph (c)(ii), nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any payment of any dividend on the 7% Class B Convertible Preferred Stock at any time.

     (e) Redemption.
     (i)
     (A) No Mandatory Redemption. The Company shall not be required to redeem any outstanding shares of the 7% Class B Convertible Preferred Stock other than as specifically provided for in this paragraph (e).
     (B) Redemption Upon Change of Control. The Company shall give written notice (the “Change of Control Notice”) by first class mail, postage prepaid, to each Holder of record promptly after becoming aware that a Change of Control has occurred or that an agreement, understanding or transaction has been entered into the consummation of which would result in a Change of Control (a “Potential Change of Control Event”) stating that a Change of Control or a Potential Change of Control Event has occurred, as the case may be, and providing instructions (including the manner of endorsement of the applicable shares of 7% Class B Convertible Preferred Stock and the place of delivery of such shares) each Holder must follow to exercise its redemption right as provided in this paragraph (e)(i)(B). A Holder shall give written notice to the Company promptly after becoming aware that a Change of Control or a Potential Change of Control Event has occurred stating that a Change of Control or a Potential Change of Control Event has occurred, as the case may be. Any Holder may, at any time after (a) the receipt of a Change of Control Notice, (b) becoming aware that a Potential Change of Control Event has occurred or (c) a Change of Control, demand by written notice delivered to the Company at any time on or before the date which is 120 days following the consummation of the applicable Change of Control (a “Demand Notice”) that the Company redeem in cash all, but not less than all, of the outstanding shares of 7% Class B Convertible Preferred Stock held by such Holder at a redemption price equal to (1) 100% of the Liquidation Preference per share (as adjusted in paragraph (d)(i) above) as of the Redemption Date plus (2) if the Redemption Date does not fall on a Dividend Payment Date, the Dividend Payment to which such redeemed share would have been entitled on the next Dividend Payment Date (assuming the Board of Directors would have caused a Dividend Payment in lieu of a Liquidation Preference Adjustment as provided in paragraph (c)(i) above) following the Redemption Date prorated for the number of days the Redemption Date falls after the immediately preceding Dividend Payment Date; provided, however, that in the event such Demand Notice is sent in connection with a Potential Change of Control Event, the Company’s obligation to redeem such Holder’s shares as provided in this paragraph (e)(i)(B) shall be contingent upon the consummation of such Potential Change of Control Event. If a Holder demands redemption under this paragraph (e)(i)(B), such Holder shall include in the applicable Demand Notice the Redemption Date upon which the Company is required to redeem such Holder’s shares of 7% Class B Convertible Preferred Stock in accordance with this paragraph (i)(B) (provided that such Redemption Date shall be a date not earlier than the date of consummation of such Change of Control or Potential Change of Control Event, as applicable, and in connection with a Change of Control that has occurred prior to the date of the Demand Notice, such Redemption Date shall be at least five (5) days after the date of the applicable Demand Notice). As promptly as practicable following the date of the applicable Demand Notice (but in no event later than the applicable Redemption Date), each Holder that sent such a Demand Notice shall surrender the certificate or certificates representing the shares of 7% Class B Convertible Preferred Stock held by such Holder, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Change of Control Notice, and on the applicable Redemption Date set forth in the Demand Notice the full redemption price for such shares shall be paid by the Company in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. On and after such Redemption Date, all rights of the Holders of redeemed shares shall terminate with respect thereto on such Redemption Date, other than the right to receive the redemption price, without interest, as provided herein, unless the Company defaults in the payment in full on such Redemption Date of the applicable redemption price of any such shares of 7% Class B Convertible Preferred Stock, in which case, all such shares of 7% Class B Convertible Preferred Stock for which the Company so defaulted in the payment in full of the applicable redemption price shall for all purposes remain outstanding and the Holder thereof will be entitled to all rights as a Holder of shares of 7% Class B Convertible Preferred Stock hereunder, including without limitation, the dividend rights set forth in paragraph (c) hereof, the voting rights set forth in paragraph (f) hereof and the conversion rights set forth in paragraph (j) hereof, in each case until payment in full of the applicable redemption price is made. For the avoidance of doubt, notwithstanding that such shares of 7% Class B Convertible Preferred Stock shall remain outstanding as provided above, the Holder of any such shares shall be entitled to enforce its rights against the Company (or any successor thereto) to have its shares of 7% Class B Convertible Preferred Stock redeemed in exchange for payment of the applicable redemption price in any court of competent jurisdiction in addition to any and all other rights and remedies such Holder may have at law or in equity.
     (C) Optional Redemption. The 7% Class B Convertible Preferred Stock shall be redeemable, at any time, in whole or in part, at the option of the Company, at a cash redemption price equal to (1) 100% of the Liquidation Preference per share (as adjusted in paragraph (d)(i) above) as of the Redemption Date plus (2) if the Redemption Date does not fall on a Dividend Payment Date, the Dividend Payment to which such redeemed share would have been entitled on the next Dividend Payment Date (assuming the Board of Directors would have caused a Dividend Payment in lieu of a Liquidation Preference Adjustment as provided in paragraph (c)(i) above) following the Redemption Date prorated for the number of days the Redemption Date falls after the immediately preceding Dividend Payment Date; provided, however, that (i) during the period (the “Restricted Period”) commencing on the Issue Date through the later of (a) the first anniversary of the Issue Date (the “Initial Period”) and (b) in the event that during the last 90 days of the Initial Period the Company enters into an agreement pursuant to which the Company will merge with or into another entity, or sell all or substantially all of its assets to another entity, or similar transaction (a “Sale Transaction”), ninety (90) days after the Company enters into such agreement , the shares of 7% Class B Convertible Preferred Stock shall only be redeemable in connection with (and contingent upon) a Sale Transaction that is consummated during such period, and (ii) during the period commencing immediately following the Restricted Period and ending on the 5th anniversary of the Issue Date, the shares of 7% Class B Convertible Preferred Stock shall only be redeemable if the Market Price of the Company’s Common Stock shall have equaled or equals or exceeds 250% of the Conversion Price in effect at such time for 20 Trading Days in any period of any 30 consecutive Trading Days ended prior to the date of the applicable Redemption Notice; provided, further, that, if any shares to be so redeemed are held by Affiliates of the Company, the redemption of such shares held by Affiliates shall require the approval of a special committee of the Board of Directors comprised of disinterested directors in respect of such Affiliates.
     (ii) Procedures for Optional Redemption.
     (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of shares of 7% Class B Convertible Preferred Stock pursuant to paragraph (e)(i)(C) hereof, the Company shall give written notice (each, a “Redemption Notice”) by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of shares of 7% Class B Convertible Preferred Stock called for redemption at such Holder’s address as it appears on the stock books of the Company; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of 7% Class B Convertible Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:
     (1) The redemption price;
     (2) The Redemption Date; and
     (3) That the Holder is to surrender to the Company, in the manner, at the place or places and at the price designated, its certificate or certificates representing the shares of 7% Class B Convertible Preferred Stock to be redeemed.
     (B) Each Holder of shares of 7% Class B Convertible Preferred Stock shall surrender the certificate or certificates representing such shares to the Company, duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.
     (C) On and after the Redemption Date, all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, without interest, unless the Company fails to pay in full on the Redemption Date the applicable redemption price of any such shares of 7% Class B Convertible Preferred Stock, in which case, (i) the applicable Redemption Notice shall be deemed to have been withdrawn and have no effect, (ii) all such shares of 7% Class B Convertible Preferred Stock for which the Company so defaulted in the payment in full of the applicable redemption price shall for all purposes remain outstanding and the Holder thereof will be entitled to all rights as a Holder of shares of 7% Class B Convertible Preferred Stock hereunder, including without limitation, the dividend rights set forth in paragraph (c) hereof, the voting rights set forth in paragraph (f) hereof and the conversion rights set forth in paragraph (j) hereof until payment in full of the applicable redemption price is made and (iii) the Company shall not be entitled to exercise its right to optionally redeem such Holder’s shares of 7% Class B Convertible Preferred Stock pursuant to paragraph (e)(ii) for a period of 6 months following such failure to pay in full the applicable redemption price; provided however, that if a Redemption Notice shall have been given as provided in paragraph (ii)(A) above and the funds necessary for redemption shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares called for redemption, then, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be shareholders of the Company with respect to the shares so redeemed and shall be entitled only to receive the applicable redemption price, without interest. For the avoidance of doubt, notwithstanding that such shares of 7% Class B Convertible Preferred Stock shall remain outstanding as provided above, the Holder of any such shares shall be entitled to enforce its rights against the Company (or any successor thereto) to have its shares of 7% Class B Convertible Preferred Stock redeemed in exchange for payment of the applicable redemption price in any court of competent jurisdiction in addition to any and all other rights and remedies such Holder may have at law or in equity.
     (f) Voting Rights.
     Each issued and outstanding share of 7% Class B Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of 7% Class B Convertible Preferred Stock is convertible (as adjusted from time to time pursuant hereto) at each meeting of stockholders of the Company (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Company for their action or consideration and as otherwise required by Delaware law. Except as provided by law, Holders of shares of 7% Class B Convertible Preferred Stock shall vote together with the holders of Common Stock (together with all other shares of the Company which are granted rights to vote with the Common Stock) as a single class.
     (g) Reissuance of 7% Class B Convertible Preferred Stock.
     Shares of 7% Class B Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that such reacquired shares shall not be reissued as shares of 7% Class B Convertible Preferred Stock.
     (h) Business Day.
     If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.
     (i) Definitions.
     As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.
     “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.
     “Change of Control” means, at any time, the Permitted Holders and their Affiliates shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) (a) less of the aggregate voting power of all classes of voting stock of the Company than any other Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) under the Exchange Act, or any successor provision thereto (other than a Permitted Holder or Affiliates of a Permitted Holder or an underwriter engaged in a firm commitment underwriting on behalf of Company) or (b) less than 25% of the aggregate voting power of all classes of voting stock of the Company; provided that a Change of Control shall not result from transfers to a Permitted Holder or an Affiliate of a Permitted Holder.
     “Change of Control Notice” shall have the meaning ascribed to it in paragraph (e)(i) hereof.
     “Common Stock” means the Common Stock, par value $0.01 per share, of the Company.
     “Conversion Agent” means the conversion agent for the 7% Class B Convertible Preferred Stock designated by the Company from time to time.
     “Conversion Limitation” shall have the meaning ascribed to it in paragraph (j)(i) hereof.
     “Conversion Price” means $1.50, subject to adjustment pursuant to paragraph (j) hereof.
     “Conversion Rate” means, at any date, the quotient obtained by dividing the Liquidation Preference as of such date by the Conversion Price as of such date.
     “Demand Notice” shall have the meaning ascribed to it in paragraph (e)(i) hereof.
     “Dividend Payment Date” shall have the meaning set forth in paragraph (c)(i) hereof.
     “Dividend Payment” shall have the meaning set forth in paragraph (c)(i) hereof.
     “Excess Ownership Event” means any time a Permitted Holder or its Affiliates own 90% or more of the outstanding shares of each class of the Company’s capital stock, of which class there are outstanding shares, that absent the provisions of Section 253 of the DGCL, would be entitled to vote on a merger of the Company with or into such Permitted Holder or Affiliate under the DGCL, except solely as a result of (i) a tender offer for all of the outstanding shares of Common Stock by a Permitted Holder or its Affiliates wherein a majority of the outstanding shares of Common Stock not held by a Permitted Holder or its Affiliates are tendered or (ii) a merger or acquisition transaction by a Permitted Holder or its Affiliates that has been approved by a special committee of the Company’s Board of Directors comprised of disinterested directors in respect of such merger or acquisition wherein a Permitted Holder or its Affiliates acquire all of the outstanding Common Stock of the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
     “Holder” means a holder of shares of 7% Class B Convertible Preferred Stock as reflected in the share books of the Company.

     “Icahn Family” means and includes: (i) Carl C. Icahn, his spouse, and his children; (ii) the current spouse of any person described in clause (i) of this definition; and (iii) the ancestors, siblings and descendants, whether by blood, marriage or adoption, of any person described in clause (i) or (ii) of this definition.
     “Initial Period” shall have the meaning set forth in paragraph (e)(i)(C) hereof.
     “Issue Date” means July 25, 2008.
     “Liquidation Preference” shall have the meaning ascribed to it in paragraph (a) hereof.
     “Junior Shares” shall have the meaning ascribed to it in paragraph (b) hereof.
     “Market Price” shall have the meaning ascribed to it in paragraph (j)(v)(B) hereof.
     “Parity Shares” shall have the meaning ascribed to it in paragraph (b) hereof.
     “Permitted Holder” means and includes: (i) any member of the Icahn Family; (ii) any conservatorship, custodianship, or decedent’s estate of any member of the Icahn Family, (iii) any trust established for the benefit of, among others, any Person described in clause (i) or (ii) of this definition; (iv) any corporation, limited liability company, partnership, or other entity, the controlling equity interests in which are held by or for the benefit of any one or more persons described in clause (i), (ii), or (iii) of this definition; and (v) any foundation or charitable organization established by a member of the Icahn Family, and having at least one director, trustee, or member who is a member of the Icahn Family.
     “Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
     “Preferred Stock” shall have the meaning ascribed to it in paragraph (a) hereof.
     “Redemption Date”, with respect to any share of 7% Class B Convertible Preferred Stock, means the date on which such share of 7% Class B Convertible Preferred Stock is redeemed by the Company.
     “Redemption Notice” shall have the meaning ascribed to it in paragraph (e)(ii) hereof.
     “Restricted Period” shall have the meaning set forth in paragraph (e)(i)(C) hereof.
     “Senior Shares” shall have the meaning ascribed to it in paragraph (b) hereof.
     “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.
     “Transfer Agent” means the transfer agent for the 7% Class B Convertible Preferred Stock designated by the Company from time to time.
     (j) Conversion Rights.
     (i) At any time after the Restricted Period, each share of 7% Class B Convertible Preferred Stock may be converted on any date, at the option of the Holder thereof, into the number of shares of Common Stock equal to the Conversion Rate in effect at such time except to the extent (and only to the extent) that an Excess Ownership Event would occur as a result of such conversion (the “Conversion Limitation”), in which case such conversion will be permitted to the extent that an Excess Ownership Event would not occur as a result of such conversion; provided that the Conversion Limitation shall cease to apply upon the consummation of a transaction set forth in clause (i) or (ii) of the definition of Excess Ownership Event. The right to convert a share of 7% Class B Convertible Preferred Stock called for redemption following the Restricted Period will continue following any Redemption Notice or Demand Notice and will only terminate at the close of business on the Redemption Date for such share of 7% Class B Convertible Preferred Stock and will only so terminate if the Company makes payment in full of the applicable redemption price on the Redemption Date as provided in paragraph (e). In the event, the Company does not make such payment, the conversion right of any such Holder of shares of 7% Class B Convertible Preferred Stock following the Restricted Period will continue to exist, in addition to the other rights and remedies of such Holder as provided in paragraph (e).

     (ii) The right of conversion attaching to any shares of 7% Class B Convertible Preferred Stock may be exercised by the Holder thereof by delivering the shares to be converted to the office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Conversion Agent. The conversion date will be the date on which the shares of 7% Class B Convertible Preferred Stock and the duly signed and completed notice of conversion are so delivered. The Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date and such Person or Persons will cease to be a record Holder or record Holders of the 7% Class B Convertible Preferred Stock on that date. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Conversion Agent a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, with any fractional shares rounded up to full shares or, at the Company’s option, payment in cash in lieu of any fraction of a share, based on the Market Price of the Common Stock on the Trading Day preceding the conversion date. Such certificate or certificates will be delivered by the Conversion Agent to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the additional shares to the Holders at their respective addresses set forth in the register of Holders maintained by the Transfer Agent. No payment or adjustment for dividends, or for any dividends in respect of shares of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date.
     (iii) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the 7% Class B Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of 7% Class B Convertible Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of the 7% Class B Convertible Preferred Stock shall be duly authorized, validly issued and fully paid and nonassessable and shall rank pari passu with the other shares of Common Stock outstanding from time to time. The Conversion Agent shall deliver the shares of Common Stock received upon conversion of the 7% Class B Convertible Preferred Stock to the converting Holder free and clear of all liens, charges, security interests and encumbrances, except for United States withholding taxes. The Company shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all applicable requirements as to registration or qualification of the Common Stock (and all requirements to list the Common Stock issuable upon conversion of the 7% Class B Convertible Preferred Stock that are at the time applicable), in order to enable the Company to lawfully issue Common Stock upon conversion of the 7% Class B Convertible Preferred Stock and to lawfully deliver the Common Stock to each Holder upon conversion of the 7% Class B Convertible Preferred Stock.
     (iv) The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of 7% Class B Convertible Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the 7% Class B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Conversion Agent the, amount of any such tax, or has established to the satisfaction of the Conversion Agent that such tax has been paid.
     (v) The Conversion Price shall be subject to adjustment (without duplication) from time to time as follows:
     (A) Changes in Capital Stock. If the Company at any time or from time to time after the date hereof shall (i) pay a dividend or make a distribution on Common Stock, in each case, consisting of shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock (including by means of a stock split), (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue, in a reclassification of the Common Stock, other securities of the Company (including any such reclassification in connection with a consolidation or merger of the Company in which the Company is the surviving entity), the Conversion Price shall be adjusted so that each holder of 7% Class B Convertible Preferred Stock shall be entitled upon conversion to receive the kind and number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had conversion occurred immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (A) shall become effective on the effective date of such event retroactive to the record date, if any, for such event.
     (B) Distributions. If the Company at any time or from time to time after the date hereof shall distribute to all holders of Common Stock (including any such distribution made to the shareholders of the Company in connection with a consolidation or merger in which the Company is the continuing corporation) evidences of its indebtedness, shares of another class of its capital stock, cash or other property of any nature (other than distributions and dividends payable in shares of Common Stock), or any options, warrants or other rights to subscribe for or purchase any of the foregoing, then, in each case, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which shall be the Market Price (as defined below) per share of Common Stock as of the business day immediately preceding such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive for all purposes) of the portion of the evidences of indebtedness, shares or property so to be distributed (net of the purchase price therefor in the case of distribution of options, warrants or other rights to subscribe or purchase such indebtedness, shares or other property), applicable to one share, and the denominator of which shall be such Market Price per share of Common Stock as of the business day immediately preceding such record date. Such adjustment shall be made whenever any such distribution is made and shall become effective at the close of business on such record date.
     The term “Market Price” means (x) the average closing price of a share of Common Stock for the ten consecutive Trading Days immediately preceding, but not including, the date of as of which the Market Price is to be determined as reported on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or (y) if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices during such ten Trading Day period in the over-the-counter market as published by the OTC Bulletin Board or any comparable system or (z) in all other cases, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive absent manifest error.
     (C) Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization of the Company, or any reclassification of the Common Stock, or any consolidation or merger of the Company with or into any other Person, or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other Person, shall be effected in such a way that the holders of the Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or other property (whether such stock, securities, cash or other property are issued or distributed by the Company or any other person) with respect to or in exchange for the Common Stock (each such transaction, an “Organic Change”), then, as a condition to consummation of such Organic Change, lawful, enforceable and adequate provision shall be made whereby the Holders of the 7% Class B Convertible Preferred Stock shall thereafter have the right to acquire and receive upon conversion, in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon conversion, such shares of stock, securities, cash or other property issuable or payable in the Organic Change with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received had conversion occurred immediately before such Organic Change, subject to adjustments for events subsequent to the effective date of such Organic Change as nearly equivalent as may be practicable to the adjustments provided for in this paragraph (j). The Company shall not effect any Organic Change unless prior to the consummation thereof, the successor entity (if different from the Company) resulting from such consolidation or merger or the entity purchasing or leasing such assets assumes by written instrument delivered to the Holders of 7% Class B Convertible Preferred Stock the obligation to deliver to each such holder such shares of stock, securities, cash or other property as, in accordance with the foregoing provisions, such holder may be entitled to acquire. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving person, or in any contract of sale, merger, conveyance, lease, transfer or otherwise, so that the provisions set forth herein for the protection of the rights of the Holders of 7% Class B Convertible Preferred Stock shall thereafter continue to be applicable. The foregoing provisions of this paragraph (v)(C) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, leases or other transfers. If this paragraph (v)(C) applies to any reorganization, reclassification, consolidation, merger, sale, lease or other transfer, then neither paragraph (v)(A) nor paragraph (v)(B) shall apply to such transaction.
     (D) Below Market Equity Issuances.
     (1) If at any time or from time to time the Company issues or sells, or is deemed to issue or sell any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (other than (1) an issuance of Common Stock as a dividend or in a split of or subdivision in respect of which an adjustment provided for in paragraph (v)(A) above applies, and (2) as set forth in clause (3) below) for consideration per share of Common Stock less than (x) in the case of a public offering, the closing price on the principal exchange on which the Common Stock is quoted on the day before the pricing of such offering and (y) in all other cases, the Market Price per share of Common Stock as of the date immediately prior to the first public announcement of such transaction (or consummation of such transaction if the Common Stock is not then publicly traded), or the record date for determination of shareholders entitled to receive (or purchase) such rights, options, warrants, or convertible securities (or options to purchase convertible securities) in the case of a distribution or issuance thereof in respect of the Company’s capital stock, then, and in each such case, the Conversion Price shall be adjusted by multiplying the Conversion Price immediately prior to such issuance or sale by a fraction (not greater than one),
     (x) the numerator of which equals the sum of (A) the product of (1) the number of shares of Common Stock of the Company outstanding immediately before such public announcement date, consummation date or record date as the case may be (and assuming, with respect to rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) that all in-the-money rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) had been fully exercised or converted into Common Stock, as the case may be), and (2) the Market Price per share of Common Stock as of immediately before such public announcement date, consummation date or record date, as the case may be, and (B) the aggregate consideration received by the Company for the Common Stock to be so issued or sold or to be purchased or subscribed for, whether directly or issuable upon exercise of such rights, options or warrants or upon conversion or exercise of such convertible or exchangeable securities; and
     (y) the denominator of which equals the product of (1) the number of shares of Common Stock of the Company outstanding after giving effect to such sale or issuance (and assuming with respect to rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) that all in-the-money rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) had been fully exercised or converted into Common Stock, as the case may be) and (2) the Market Price per share of Common Stock as of immediately prior to such public announcement date, consummation date or record date, as the case may be. For the purposes of such adjustments, the Common Stock which the holders of any such rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such public announcement date, consummation date or record date, as the case may be. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Price shall be made under this paragraph (v)(D) to the extent that the holders participate in any such distribution by way of an adjustment pursuant to paragraphs (v)(A), (B) or (C).

     (2) For the purposes of any adjustment to the Conversion Price pursuant to paragraph (v)(D)(1), the following provisions shall be applicable:
     (x) In the case of the issuance of Common Stock or rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) containing the right to subscribe for or purchase Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.
     (y) In the case of the issuance of Common Stock or rights, options, warrants or convertible or exchangeable securities (or options or rights to purchase convertible or exchangeable securities) containing the right to subscribe for or purchase Common Stock for a consideration consisting, in whole or part, of property other than cash or its equivalent (including in connection with the acquisition of companies and businesses), the “consideration received by the Company” shall be the fair market value of said property (as determined in good faith by the Board of Directors, whose determination shall be conclusive for all purposes).
     (z) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall be applicable:
     (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.
     (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange of any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.
     (3) Upon any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, the Conversion Price shall forthwith be readjusted to such number as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change.
     (4) No further adjustment of the Conversion Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.
     (5) Upon the expiration of any rights, options, warrants or conversion privileges (the granting of which resulted in an adjustment to the Conversion Price), if such shall not have been exercised after the date hereof, the Conversion Price, to the extent conversion has not occurred, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company (including for purposes hereof, any underwriting discounts or selling commissions paid by the Company) for the issuance, sale or grant of all such rights, options, warrants or conversion rights whether or not exercised.
     (3) No Adjustments in Certain Cases. The adjustments in the Conversion Price under paragraph (1) of this paragraph (v)(D) shall not apply to (A) the issuance of options awarded to employees, officers or directors or other qualified plan participants of the Company pursuant to an option plan or another option grant approved by the Board of Directors (“Management Options”), to purchase shares of Common Stock in an aggregate amount not to exceed 10% of the Common Stock, on a fully diluted basis (subject to adjustment for stock splits, stock subdivisions, stock combinations and similar events) on and after the Issue Date (the “Common Stock Option Pool”), (B) the issuance of Common Stock upon the exercise of Management Options whose issuance was exempt from paragraph (v)(D) pursuant to the immediately preceding sub-clause (3)(A), up to an amount not to exceed the Common Stock Option Pool, (C) the issuance of Common Stock or other securities of the Company upon conversion of any shares of Capital Stock outstanding on the Issue Date in accordance with the terms of such shares of Capital Stock as in existence on the Issue Date, (D) any issuance of additional shares of 7% Class B Convertible Preferred Stock or other Preferred Stock as a dividend pursuant to paragraph (c) hereof or pursuant to any other comparable provision regarding payment in kind of dividends, in each case in accordance with the terms of such shares of 7% Class B Convertible Preferred Stock or other Preferred Stock as in existence on the Issue Date.
     (E) Other Dilutive Events. The Board of Directors shall make such additional adjustments in application of such provisions as it deems necessary or appropriate in its sole discretion, to effectuate the essential intent and principles established in paragraphs (v)(A), (B), (C) and (D) above, necessary to preserve the conversion rights exercisable by the holders of 7% Class B Convertible Preferred Stock, and to avoid or diminish any income tax to any holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such (i) for federal income tax purposes or (ii) for any other reasons related to taxes.
     (F) No De Minimis Adjustment. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the number of shares of Common Stock that 7% Class B Convertible Preferred Stock can be converted to upon conversion; provided, however, that any adjustments that by reason of this paragraph (v)(F) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent and to the nearest one-hundredth of a share, as the case may be.
     (G) Common Stock; Other Securities. For the purpose of this paragraph (v), the term “shares of Common Stock” shall mean (i) the shares of stock designated as the Common Stock of the Company as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. If at any time, as a result of an adjustment made pursuant to paragraphs (v)(A) or (C), the holders of 7% Class B Convertible Preferred Stock shall become entitled to convert 7% Class B Convertible Preferred Stock into shares of the Company other than shares of Common Stock, thereafter the number of such other shares into which 7% Class B Convertible Preferred Stock can be converted upon conversion and the applicable Conversion Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to such shares contained in paragraphs (v)(A) through (F), inclusive, above, and the provisions contained herein with respect to such shares, shall apply on like terms to any such other shares.
     (H) No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms herein or the 7% Class B Convertible Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of 7% Class B Convertible Preferred Stock against dilution or other impairment.
     (I) Conversion Certificate. Whenever the Conversion Price is adjusted as herein provided:
     (1) the Company shall compute the adjusted Conversion Price in accordance with paragraph (v) and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall promptly be filed with the Conversion Agent; and
     (2) upon each such adjustment, a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall be required, and as soon as practicable after it is required, such notice shall be provided by the Company to all Holders.
     The Conversion Agent shall not be under any duty or responsibility with respect to any such certificate or the information and calculations contained therein, except to exhibit the same to any Holder of 7% Class B Convertible Preferred Stock desiring inspection thereof at its office during normal business hours.
     (k) Restrictions on Transfer.
     Each share of 7% Class B Convertible Preferred Stock shall contain a legend substantially to the following effect until the earlier of (i) the effective date of a registration statement under the Securities Act registering such share and (ii) the date that is one year after the later of the Issue Date or the last date on which the Company or any Affiliate of the Company was the owner thereof, unless the Company determines otherwise:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.
     (l) Amendment.
     Without the Consent of any Holders, the Company, when authorized by board resolution may amend this Certificate of Designation to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein, make any other provisions with respect to matters or questions arising under this Certificate of Designation that are not inconsistent with the provisions of this Certificate of Designation; provided that such action pursuant to this paragraph (l) shall not adversely affect the legal rights of the Holders. Any other amendments to this Certificate of Designation must be authorized by the Board of Directors of the Company and also require the consent of the Holders of a majority of shares of 7% Class B Convertible Preferred Stock then outstanding; provided, however, that in the event Affiliates of the Company constitute the Holders of a majority of shares of 7% Class B Convertible Preferred Stock then outstanding, then any such amendment shall also require the approval of a special committee of the Board of Directors comprised of disinterested directors in respect of such Affiliates.
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     IN WITNESS WHEREOF, XO Holdings, Inc. has caused this Certificate to be duly executed by its duly authorized officer as of this 25th day of July, 2008.

XO HOLDINGS, INC.
By:	/s/ Carl J. Grivner
	Name:	Carl J. Grivner
	Title:	Chief Executive Officer